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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Philip,                             Edward                                M.
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(Last)                              (First)                             (Middle)

                                      Lycos
                             400-2 Totten Pond Road
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                                    (Street)

Waltham                                MA                                02154
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                February 4, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                             Vialog Corporation VLOG
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5. Relationship of Reporting Person to Issuer (check all applicable)

[ x ] Director*
[   ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group filing (Check Appropriate Line)

[x] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------

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Stock Option(1)                   (2)        (3)       Common Stock        20,000        (4)              D
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Explanation of Responses:

(1) The reporting person will be appointed a director of the Issuer upon the closing of the Issuer's initial public offering of Common Stock. Once appointed, the reporting person will be issued a stock option as described in footnote 2.

(2) This reporting person's option will vest as to 1,674 shares on 7/1/99, and as to an additional 1,666 shares on the first day of each quarter until fully vested.

(3) The reporting person's option will expire five years after the date of grant.

(4)  The exercise price will be the IPO price.



                         /s/Edward M. Philip                   2/4/99
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                         Signature of Reporting Person           Date